Exhibit 10.18

CareDx, Inc.

OUTSIDE DIRECTOR COMPENSATION POLICY

Effective as of July 17, 2014

CareDx, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2014 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

This Policy will be effective as of the effective date of the registration statement in connection with the initial public offering of the Company’s securities (the “Registration Date”).

1.	RETAINERS

BOARD MEMBERSHIP

Chairman of Board:	$65,000	Annual Retainer

Outside Directors (including Chairman):	$30,000	Annual Retainer

AUDIT COMMITTEE

Annual compensation for Audit Committee members is as follows:

Chairman of Committee:	$20,000	Annual Retainer

Committee Members (other than Chairman)	$10,000	Annual Retainer

COMPENSATION COMMITTEE

Annual compensation for the Compensation Committee is as follows:

Chairman of Committee:	$12,000	Annual Retainer

Committee Members (other than Chairman)	$6,000	Annual Retainer

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

Compensation for the Nominating Committee is as follows:

Chairman of Committee:	$8,000	Annual Retainer

Committee Members (other than Chairman):	$4,000	Annual Retainer

There are no per meeting attendance fees for attending Board, Audit Committee, Compensation Committee and/or Nominating Committee meetings.

Retainers (other than chairman retainers) will begin accruing on the Registration Date and will be paid quarterly in arrears on a prorated basis.

The retainers will be paid 2/3rd in shares of Company common stock (“Shares”) and 1/3rd in cash, provided that a Director may elect for any period to be paid wholly in Shares. Such elections will be effective after the quarter in which they are made or after the Registration Date for elections made prior to the Registration Date. For purposes of determining the payment of the retainer, Shares will be valued at the average closing price in the quarter for which the retainer is paid.

2.	EQUITY COMPENSATION

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b) Appointment Awards. Subject to Section 11 of the Plan, upon an Outside Director’s appointment to the Board following the Registration Date, such Outside Director automatically will be granted a Nonstatutory Stock Option to purchase 10,948 Shares (an “Appointment Award”). Subject to Section 5 below and Section 14 of the Plan, each Appointment Award will vest in thirty-six (36), equal, monthly installments beginning with the first monthly anniversary after the grant date, but will vest fully upon a Change in Control (as defined in the Plan), in each case, provided that the Outside Director continues to serve as a Service Provider through the applicable vesting date or Change in Control, as applicable.

(c) Annual Awards. Subject to Section 11 of the Plan, on the Registration Date and on the date of each Annual Meeting of the Company’s stockholders (the “Annual Meeting”) beginning with the 2015 Annual Meeting, each Outside Director automatically will be granted a Nonstatutory Stock Option to purchase 5,255 Shares (an “Annual Award”). Subject to Section 5 below and Section 14 of the Plan, each Annual Award will vest in twelve (12), equal, monthly installments beginning with the first monthly anniversary after the grant date, but will vest fully upon a Change in Control (as defined in the Plan), in each case, provided that the Outside Director continues to serve as a Service Provider through the applicable vesting date or Change in Control, as applicable.

(d) Terms Applicable to all Options Granted Under this Policy. The per Share exercise price for an Option granted on the Registration Date under this Outside Director Compensation Policy will equal the initial offering price to the public. The per Share exercise price for all other Options granted under this Outside Director Compensation Policy will be one hundred percent (100%) of the Fair Market Value on the grant date.

3.	TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

4.	ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5.	ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

6.	REVISIONS

The Board in its discretion may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board determines to make any such change or revision.

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